Exhibit 21.1

                               Subsidiaries of
                            NBTY, Inc. (Delaware)
                            ---------------------

De Tuinen, B.V. (Netherlands)
Food Supplement Company Limited (United Kingdom)
Health & Diet Centres Limited (United Kingdom)
Health & Diet Food Company Limited (United Kingdom)
Holland & Barrett Europe Limited (United Kingdom)
Holland & Barrett Retail Limited (United Kingdom)
Met-Rx USA, Inc. (Nevada)
Nature's Bounty, Inc. (New York)
Nature's Way Limited (Republic of Ireland)
NBTY Manufacturing, LLC (Delaware) d/b/a D&F Industries, Omni-Pak Industries
     and Raven Industries
Puritan's Pride, Inc. (Delaware)
Rexall Sundown, Inc. (Florida)
Sundown, Inc. (Florida)
United States Nutrition, Inc. (Delaware) d/b/a US Nutrition
Vitamin World Limited (United Kingdom)
Vitamin World, Inc. (Delaware)
Worldwide Sport Nutritional Supplements, Inc. (New York)


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